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EXHIBIT 99

               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)

               PROXY VOTING POLICIES AND RECORDKEEPING PROCEDURES

                                  Introduction

         In January 2003, the Securities and Exchange Commission (SEC) adopted rule and form amendments designed to increase public disclosure of how registered investment companies vote proxies, i.e., proposals requesting shareholder vote on a potential corporate action. Among the requirements of the new rule is that mutual funds that invest in voting securities disclose in their Statement of Additional Information (SAI) the policies and procedures they use to determine how to vote proxies relating to the equity securities and, to the extent required by applicable law, debt securities in their portfolio. Each fund is also required to file with the SEC and to make available to its shareholders an annual record of how it voted proxies relating to portfolio securities. To that end, Continental Assurance Company Separate Account (B) (the Account) delegates to its investment advisor (Continental Assurance Company, defined herein as the Manager) the responsibility for voting any proxies and maintaining proxy recordkeeping with respect to the Account. The proxy voting process shall remain subject to the supervision of the Committee of the Account (Committee).

         The Committee views the proxy voting process as a component of the investment process and, as such, seeks to ensure that all proxy proposals are voted with the primary goal of seeking the optimal benefit for the Account. Consistent with this goal, the Committee views the proxy voting process as a means to encourage strong corporate governance practices and ethical conduct by corporate management. The Committee maintains a policy of seeking to protect the best interests of the Account should a proxy issue potentially implicate a conflict of interest between the Account and the Manager or its affiliates.

                            Delegation to the Manager

         The Account delegates to the Manager the responsibility for voting proxies on behalf of the Account. The Manager is expected to identify and seek to obtain the optimal benefit for the Account. The Manager shall ensure that the policies relied on for voting Account shares are written and meet certain minimum standards, as follows:

         The policies are expected to be reasonably designed to protect the best interests of the Account.

         The proxy voting guidelines are expected to be set forth in sufficient detail. The Manager's current proxy guidelines are set forth as Exhibit A hereto. The proxy voting guidelines should address at least the following issues:

         - The extent to which the Manager delegates its proxy voting decisions to a third party, or relies on the recommendations of a third party;

         - Policies and procedures relating to matters that may affect substantially the rights or privileges of the holders of securities to be voted; and

         - Policies regarding the extent to which the Manager will support or give weight to the

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                  views of management of a portfolio company.

         The policies are expected to delineate procedures to be followed when a proxy vote presents a conflict between the interests of the Account and the interests of the Manager or its affiliates, and to resolve any conflicts of interest based on the best interests of the Account. If the matter involves an issue that is specifically addressed in the Manager's proxy voting policies, the proxy shall be cast in accordance with those policies.

         To the extent that a Manager identifies a material conflict of interest between itself and the interests of the Account, the Manager shall notify the Committee at least annually and confirm how the conflict was resolved.

         The Manager is expected to deliver to the Committee its annual proxy voting record in a form suitable for filing on Form N-PX. This form shall include the following information:

         -        Name of the issuer of the portfolio security;

         -        Exchange ticker symbol of the portfolio security;

         -        The CUSIP number of the portfolio security;

         -        The shareholder meeting date;

         -        A brief identification of the matter voted on;

         - Whether the matter was proposed by the issuer or by a security holder;

         -        Whether the registrant cast its vote on the matter;

         -        How the registrant cast its vote; and

         - Whether the registrant cast its vote for or against management.

         The Manager shall report at least annually to each Account's Committee, on the Account's proxy voting during that year, including the resolution of any conflicts of interest during that period, any votes cast in contravention of the Manager's proxy voting policy, and any recommended changes in the Account's proxy voting policies.

                     Reservation of Authority of the Account

         The Committee shall annually review the proxy voting policy of the Manager to ensure that the Manager seeks the best interests of the Account in voting proxies for the Account, as described above. Additionally, the Account recognizes that in certain circumstances, the Manager may wish to abstain from a proxy vote based on a cost benefit analysis that casting a vote would not be in the overall best interests of the Account. In cases where the operational or other costs involved in voting a proxy outweigh potential benefits, the Manager could abstain from voting. In particular, the Account recognizes the following circumstances where voting might not be in the best interests of the Account:

         - Voting a proxy for securities held in a passively managed index fund;

         - Voting a proxy for certain foreign securities with "block out" or other restrictive features associated with proxy voting or which involve additional costs such as hiring a translator or traveling to the foreign country to vote the security in person; and

         - Voting a proxy for securities that have been loaned by the Account and would have to be recalled in order to submit a proxy vote.

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                                  Recordkeeping

         Rule 30b1-4 under the Investment Company Act of 1940 requires each Account to file its complete proxy voting record on an annual basis (for each fiscal year ending June 30) on Form N-PX no later than August 31 of each year, beginning in 2004. The Account expects that the Manager will prepare and file Form N-PX on behalf of each Account. In addition, it is expected that the Manager will post this data on a public website, the address of which will be disclosed for the benefit of shareholders in the statement of additional information of any Account filing its annual registration statement update on or after July 1, 2004.

         The Committee of the Account has approved this policy effective October 31, 2003.

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Exhibit A

                    CONTINENTAL ASSURANCE COMPANY ("MANAGER")
                           POLICY AND PROCEDURE MANUAL

ADMINISTRATION

VOTING CLIENT AND FUND PROXIES

PRIMARY RESPONSIBILITY         Portfolio Manager for Client Accounts
SECONDARY RESPONSIBILITY       Area Head for Investments and Corporate
                               Treasury
OVERSIGHT RESPONSIBILITY       Legal Department
BUSINESS AREA                  Investments and Corporate Treasury
ISSUE DATE                     October 31, 2003
REVISION DATE

POLICY:

ALL PROXIES FOR CLIENT SECURITIES FOR WHICH CONTINENTAL ASSURANCE COMPANY ("MANAGER") HAS BEEN GRANTED AUTHORITY TO VOTE SHALL BE VOTED IN A MANNER CONSIDERED TO BE IN THE BEST INTERESTS OF MANAGER'S CLIENTS, INCLUDING THE FUNDS(1) AND THEIR SHAREHOLDERS WITHOUT REGARD TO ANY BENEFIT TO MANAGER OR ITS AFFILIATES. MANAGER SHALL EXAMINE EACH PROPOSAL AND VOTE AGAINST THE PROPOSAL, IF, IN ITS JUDGMENT, APPROVAL OR ADOPTION OF THE PROPOSAL WOULD BE EXPECTED TO IMPACT ADVERSELY THE CURRENT OR POTENTIAL MARKET VALUE OF THE ISSUER'S SECURITIES. IN ADDITION, MANAGER SHALL EXAMINE EACH PROPOSAL AND VOTE THE SECURITIES HELD ON BEHALF OF A CLIENT AGAINST THE PROPOSAL, IF, IN ITS JUDGMENT, THE PROPOSAL WOULD BE EXPECTED TO EFFECT ADVERSELY THE BEST INTEREST OF THE CLIENT. REFERENCES TO THE BEST INTEREST OF A CLIENT REFER TO THE INTEREST OF THE CLIENT IN TERMS OF THE POTENTIAL ECONOMIC RETURN ON THE CLIENT'S INVESTMENT. IN THE EVENT A CLIENT BELIEVES THAT ITS OTHER INTERESTS REQUIRE A DIFFERENT VOTE, MANAGER SHALL VOTE AS THE CLIENT INSTRUCTS.

---------------------
(1) A Fund is a registered investment company or series of a registered investment company managed or advised by Manager.

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MANAGER ADDRESSES POTENTIAL MATERIAL CONFLICTS OF INTEREST BY HAVING A
PREDETERMINED VOTING POLICY. FOR THOSE PROPOSALS THAT REQUIRE SPECIAL CONSIDERATION OR IN INSTANCES WHERE SPECIAL CIRCUMSTANCES MAY REQUIRE VARYING FROM THE PREDETERMINED POLICY, THE PROXY COMMITTEE WILL DETERMINE THE VOTE IN THE BEST INTEREST OF MANAGER'S CLIENTS, WITHOUT CONSIDERATION OF ANY BENEFIT TO MANAGER, ITS AFFILIATES OR ITS OTHER CLIENTS.

OVERVIEW:

Manager's policy is based upon its fiduciary obligation to act in its clients' best interests. In addition, the SEC recently adopted rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940. These rules impose obligations with respect to proxy voting on investment advisers and investment companies.

PROCEDURES:

I.       ACCOUNT POLICIES

Except as otherwise directed by the client, Manager shall vote proxies on securities held in a Fund.

II.      PROXY COMMITTEE

Manager shall establish a Proxy Committee, which shall be composed of the Area Head for Investments and Corporate Treasury, the portfolio manager for client accounts and the Law Department representative responsible for investment company compliance..

Its functions shall include, in part,

                  (a) direction of the vote on proposals where there has been a recommendation to the Committee not to vote according to the predetermined policy provided in the Voting Guidelines in III (A) and (B) below or which proposals require special consideration under III (C) below,

                  (b) annual review of this Proxy Voting Policy and Procedure to ensure consistency with internal policies and regulatory agency policies,

                  (c) annual review of existing Voting Guidelines and development of additional Voting Guidelines to assist in the review of proxy proposals, and

                  (d) development and modification of Voting Procedures as it deems appropriate or necessary.

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In determining the vote of any proposal for which it has responsibility, the
Proxy Committee shall consider whether the proposal would be expected to impact adversely the current or potential market value of the issuer's securities. In addition, the Proxy Committee shall examine the proposal and vote the securities held on behalf of a client against the proposal, if, in its judgment, the proposal would be expected to effect adversely the best interest of the client. References to the best interest of a client refer to the interest of the client in terms of the potential economic return on the client's investment. In the event a client believes that its other interests require a different vote, Manager shall vote as the client instructs.

In determining the vote on any proposal, the Proxy Committee shall not consider any benefit to Manager, any of its affiliates, any of its or its affiliates' clients, or of its customers or service providers, other than benefits to the owner of the securities to be voted.

The Proxy Committee shall determine the outcome of a particular vote based on the vote of a majority of its members. Two members shall constitute a quorum for any vote. Votes may be taken in person, by written consent, by facsimile or by telephone. Votes of the Proxy Committee shall be recorded and provided to the client at least annually. No member may vote on a matter for which he or she has a conflict of interest by reason of a direct relationship with the issuer to whom a proposal relates, e.g., is a portfolio manager for an account of the issuer.

III.     VOTING GUIDELINES

In general, proposals which are designed to either dissuade or preclude the acquisition and/or merger of one corporate entity by/with another, or have the effect of diluting the value of the existing shares outstanding, or reduce the shareholders' power over any company actions are rejected. Individual merger and corporate restructuring proposals are reviewed on a case-by-case basis.

A.                PROPOSALS USUALLY VOTED FOR

Manager will vote in favor of the following proposals, unless otherwise directed by the Proxy Committee:

                  1. AUDITORS. Proposals for the annual appointment or approval of independent corporate auditors. An auditor will usually be thought of as independent if the audit fees billed by the auditor to the investee company and its affiliates is at least 25% of its total fees for all services provided to the investee company and its affiliates.

                  2. DIRECTORS. Proposals for the election of Directors or an increase or decrease in the number of Directors provided a majority of directors would be independent. However, Manager will vote against proposals that give management the ability to alter the size of the board without shareholder approval.

                  3. COMPENSATION. Proposals for specific compensation for employees/directors if provisions are consistent with standard business practices, such as bonus plans, incentive plans, stock option plans, pension and retirement benefits, stock

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                  purchase plans, or thrift plans. Manager requires management to provide substantial justification for the repricing of options.

                  4. DEBT LIMITS. Proposals for an increase in debt limit, unless proposed specifically as an anti-takeover action.

                  5. INDEMNIFICATION. Proposals to approve indemnification of the Board of Directors through self-insurance plans or purchase of insurance. It is not the intent to eliminate Director Responsibility for negligence and or breaches of fiduciary duty.

                  6. MEETING. Proposals to approve the minutes of a prior meeting; proposals to change the date or location of the annual meeting.

                  7. NAME OF COMPANY. Proposals to approve a change in the company name.

                  8. PRINCIPAL OFFICE. Proposals to change the location of the company's principal place of business provided the purpose is not to reduce the scope of adequate regulatory or financial supervision.

                  9. REPORT AND ACCOUNTS. Proposals to approve the annual reports and accounts provided the certifications required by Sarbanes Oxley Act 2002 have been provided.

                  10. PAR VALUE. Proposals to change the par value of the stock.

                  11. SHARES. Proposals for the elimination of authorized but un-issued shares or retirement of those shares purchased for a sinking fund or treasury stock; proposals to increase the authorized shares for stock dividends, stock splits or general issuance, unless proposed as an anti-takeover action.

                  12. SHARE REPURCHASE PROGRAMS. Proposals to institute/ renew open market share repurchase plans in which all shareholders may participate on equal terms.

                  13. INDEPENDENT COMMITTEES. Proposals that request that the board audit, compensation and/ or nominating committees include independent directors. The Audit Committee must satisfy the independence and experience requirements established by the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. At least one member of the Audit Committee must qualify as a "financial expert" within the definition set forth in rules of the SEC.

                  14. EQUAL OPPORTUNITY EMPLOYMENT. Proposals that endorse the recruitment, development, and promotion of personnel on a non-discriminatory merit basis, regardless of race, creed, color or gender.

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B.                PROPOSALS USUALLY VOTED AGAINST

Manager will vote against the following proposals, unless otherwise determined by the Proxy Committee.

                  1. SUPER MAJORITY VOTING. Proposals to require a majority vote larger than 51% of outstanding shares to approve any proxy proposal. Such proposals are largely intended to support management positions prior to the occurrence of a particular event.

                  2. CUMULATIVE VOTING. Proposals, which allow more than one vote per share in the election of directors. Directors should represent all shareholders equally as opposed to group influences.

                  3. PREFERRED STOCK, WARRANTS, RIGHTS, POISON PILLS. Proposals intended largely to avoid acquisition prior to the occurrence of an actual event or to discourage acquisition by creating a cost constraint.

                  4. RECLASSIFICATION OF COMMON STOCK. Proposals to change voting rights by type of Common stock or for long term holders versus new holders.

                  5. WRITTEN CONSENT. Proposals to eliminate the right of shareholders to act by written consent without a meeting.

C.                ABILITY TO VOTE PROXIES OTHER THAN AS PROVIDED IN A OR B
                  ABOVE.

A Portfolio Manager or other party involved with a client's or Fund's account may conclude that the interest of the client or Fund requires that a proxy be voted on a proposal in a manner that differs from the predetermined proxy voting policy. In this situation, he or she shall request that the Proxy Committee consider voting the proxy on the proposal other than according to the predetermined policy provided in III (A) or (B) above. If any person (or entity) requests the Proxy Committee (or any of its members) to vote a proxy other than according to the predetermined policy, that person shall furnish to the Proxy Committee a written explanation of the reasons for the request and a description of the person's (or entity's) relationship with the party proposing the matter to shareholders.

The Proxy Committee may vary from the predetermined policy if it determines that voting on the proposal according to the predetermined policy would be expected to impact adversely the current or potential market value of the issuer's securities or to effect adversely the best interest of the client. References to the best interest of a client refer to the interest of the client in terms of the potential economic return on the client's investment. In the event a client believes that its other interests require a different vote, Manager shall vote as the client instructs. In determining the vote on any proposal, the Proxy Committee shall not consider any benefit other than benefits to the owner of the securities to be voted.

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D.                PROPOSALS REQUIRING SPECIAL CONSIDERATION

The following proposals require individual, special consideration. The Proxy Committee will determine how proxies related to each of these proposals will be voted. The Proxy Committee shall determines to vote against any such proposal which would be expected to impact adversely the current or potential market value of the issuer's securities or to effect adversely the best interest of the client. References to the best interest of a client refer to the interest of the client in terms of the potential economic return on the client's investment. In the event a client believes that its other interests require a different vote, Manager shall vote as the client instructs. In determining the vote on any proposal, the Proxy Committee shall not consider any benefit other than benefits to the owner of the securities to be voted.

                  1. NEW PROPOSALS. For each new type of proposal that is expected to be proposed to shareholders of multiple companies, the Proxy Committee will develop a Guideline, which will be incorporated into this Proxy Voting Policy and Procedures.

                  2. ACCOUNTS ADHERING TO SOCIALLY RESPONSIBLE PRINCIPLES. All proposals for these accounts shall be voted as specified by the client.

                  3. PROXIES OF INTERNATIONAL ISSUERS WHICH BLOCK SECURITIES SALES BETWEEN THE TIME A SHAREHOLDER SUBMITS A PROXY AND THE VOTE. Proposals for these securities shall be voted only on the specific instruction of the Proxy Committee and to the extent practicable in accordance with these Proxy Voting Guidelines.

                  4. PROXIES OF INVESTMENT COMPANY SHARES. Proposals on issues other than those specified above under III (A) and (B), e.g., election of directors, selection of accountants.

                  5. MERGERS/ACQUISITIONS. Proposals where a hostile merger/acquisition is apparent or where Manager represents ownership in more than one of the companies involved in a potential merger/acquisition. Proposals for potential mergers/acquisitions, which do not appear to be hostile, shall be voted based on previously stated Guidelines.

                  6. SHAREHOLDER PROPOSALS. Shareholder proposals that are not covered by III (A) and (B) above will be reviewed individually.

                  7.  EXECUTIVE/DIRECTOR COMPENSATION. Except as provided in III
                      (A)(4), proposals relating to compensation of any executive or director will be voted as recommended by ISS or as otherwise directed by the Proxy Committee.

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                  8.  ANNUAL EVALUATION OF NEW ISSUES. During the first quarter of each year, the Proxy Committee will consider any new controversial issues that are likely to be on the ballots during the upcoming proxy season. The Proxy Committee will also be notified in the unusual instance when an analyst or portfolio manager feels strongly that the best interests of shareholders would be served by deviating from our standard policy on a specific proposal.

                  9. PRE-EMPTIVE RIGHTS. Proposals to create or eliminate pre-emptive rights. In evaluating proposals the Proxy Committee will consider the size of the company and the nature of its shareholder base.

If any person (or entity) requests that the Proxy Committee (or any of its members) vote a proxy in a specific manner, that person shall furnish to the Proxy Committee a written explanation of the reasons for the request and a description of the person's (or entity's) relationship with the party proposing the matter to shareholders.

IV.      TESTING AND MONITORING:

PERTINENT REGULATION/COMPLIANCE:

Manager shall review compliance with this policy at least annually.